UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2018

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Fourth Avenue, Suite 200, Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On June 6, 2018, TheMaven, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with L2 Capital, LLC (“L2”), pursuant to which L2 purchased from the Company a Promissory Note (the “Note”), issuable in tranches, in the aggregate principal amount of $1,681,668 for an aggregate purchase price of $1,500,000 (the “Consideration”). The initial tranche of $570,555.72 (which includes $15,000 of L2’s legal expenses), for an aggregate purchase price of $500,000, was issued by the Company to L2 on the date hereof.

L2 may pay, in its sole discretion, additional amounts of the Consideration, at such dates as L2 may choose; provided, however, that L2’s option to pay any additional amount of Consideration terminates on the date that the Company consummates a financing transaction (or series of interconnected financing transactions) after the date hereof, which results in the Company’s receipt of an aggregate amount of $5,000,000 (a “Qualified Financing”). If any portion of the Consideration remains unfunded on the date that the Company consummates a Qualified Financing (the “Remaining Consideration”), then L2 may choose, in its sole discretion, to participate in the Qualified Financing and fund an amount up to the Remaining Consideration on the terms of the Qualified Financing. Further, at any time prior to the consummation of the Qualified Financing, L2 may choose, in its sole discretion, to exchange all or a portion of the outstanding balance of the Note for an equivalent portion of the Qualified Financing pursuant to the terms of the Qualified Financing. In the event that the Company has not consummated a Qualified Financing within 45 days after the date hereof (or an event of default occurs under the Note), then the Note shall, at L2’s option, be convertible at any time into shares of the Company’s common stock at a conversion price equal to the lowest VWAP during the ten trading day period ending on the issue date of the Note.

The Note bears interest at 8% per annum and the maturity date for each tranche funded is seven months from the date of issuance. The Note also requires an increasing premium for any prepayment from 20% for the first 90 days to 38% after 181 days, an increased conversion rate to a 40% discount if in default, a default rate of 18% plus a repayment premium of 40%, plus 5% for each additional default, and liquidated damages in addition to the default rates, ranging from 30% to 100% for certain breaches of the Note. The Note is subject to mandatory prepayment, including the above described premiums, equal to 50% of new funds raised by the Company in excess of $11,600,000 in the private placement of its securities.

In addition, on the date hereof, the Company issued a warrant to L2 (the “Warrant”), exercisable for approximately 216,120 shares of the Company’s Common Stock, provided, that at the time of L2’s funding of each additional tranche under the Note, if any, the number of shares issuable under the Warrant shall increase by the quotient of 50% of the face value of the respective tranche and 110% multiplied by the VWAP of the Company’s Common Stock on the trading day immediately prior to the funding date of the respective tranche. The Warrant is exercisable for a period of five years at an exercise price equal to 110% of the VWAP of the Company’s Common Stock on the trading day immediately prior to the funding date of the respective tranche, subject to customary anti-dilution adjustments, and may, in the event there is no effective registration statement covering the re-sale of the warrant shares, be exercised on a cash-less basis.

The foregoing is only a brief description of the respective material terms of the Agreement, the Note and the Warrant, does not purport to be a complete description of the respective rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement, Note and Warrant that are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.02 — Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 is incorporated herein by reference to the extent required.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of June 6, 2018, by and between TheMaven, Inc. and L2 Capital, LLC

10.2	Promissory Note, issued as of June 6, 2018, issued by TheMaven, Inc. to L2 Capital, LLC

10.3	Common Stock Purchase Warrant, dated as of June 6, 2018, issued by and between TheMaven, Inc. and L2 Capital, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: June 12, 2018	By:	/s/ Joshua Jacobs
Name: Joshua Jacobs
Title: President